EXHIBIT 21
LIST OF SUBSIDIARIES OF FULL HOUSE RESORTS, INC.

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Manuelito LLC	Nevada

Full House Subsidiary, Inc.	Delaware

Gaming Entertainment (Delaware), LLC*	Delaware

Gaming Entertainment (Michigan), LLC*	Delaware

Gaming Entertainment (Santa Fe) LLC	Nevada

Gaming Entertainment (New Mexico) LLC	Nevada

Gaming Entertainment (Oklahoma) LLC	Nevada

Gaming Entertainment (Montana) LLC	Nevada

Stockman’s Casino Inc. **	Nevada

*	50% owned

**	Acquired in January, 2007.